                                                                    EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Amendment No. 1 to
Registration Statement No. 333-123218 on Form S-3 of Jarden Corporation, of our
report dated December 10, 2003 (June 28, 2004 as to Note 12) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the sale of Bicycle Holding, Inc.) related to the consolidated financial statements of Bicycle Holding, Inc. and subsidiaries as of and for the year ended September 28, 2003, appearing in the Current Report on Form 8-K/A of
Jarden Corporation dated August 6, 2004 and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration
Statement.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
April 20, 2005